CONTACT:

Michael P. Dickerson

FOR IMMEDIATE RELEASE

Vice President of Finance and

    April 3, 2007

Investor Relations

(859) 572-8684

General Cable Corporation Completes Tender Offer for Its
9.5% Senior Notes Due 2010

HIGHLAND HEIGHTS, KENTUCKY — General Cable Corporation (the “Company”), (NYSE:BGC), announced today the completion of its cash tender offer (the “Offer”) for its 9.5% Senior Notes due 2010 (the “Notes”).

The Offer expired at 12:00 midnight, New York City time, on Monday, April 2, 2007 (the “Expiration Time”), with approximately $280.1 million in aggregate principal amount of the Notes tendered and accepted for purchase, representing approximately 98% of the outstanding Notes.  An aggregate principal amount of approximately $4.9 million of Notes remain outstanding.

The approximately $280.0 million in aggregate principal amount of the Notes which were validly tendered as of 5:00 p.m., New York City time, on March 15, 2007 (the “Consent Expiration”) were redeemed as of March 21, 2007.  After the Consent Expiration, an additional $0.1 million in aggregate principal amount of the Notes was validly tendered as of the Expiration Time, which will be redeemed on or about April 5, 2007.

Goldman, Sachs & Co. served as the sole dealer manager for the Offer.

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Certain statements in this press release, including without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company’s or management’s beliefs, expectations or opinions, are forward-looking statements. Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. Such factors are more fully discussed in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007, as well as any current and periodic reports filed with the Commission. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Release No: 05xx

04/03/07